Exhibit 10.1

CERTAIN MATERIAL HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LONG TERM SUPPLY AGREEMENT

This Long Term Supply Agreement (the “Agreement”) is entered into as of the 1st day of December, 2008 (the “Effective Date”), by and between SOLVAY SA, a Belgian corporation having a place of business at 33, rue du Prince Albert, B-1050 Bruxelles, Belgium, acting for itself and on behalf of its Affiliates (as hereinafter defined) (“Solvay”) and CADENCE PHARMACEUTICALS, INC., a Delaware corporation having a place of business at 12481 High Bluff Drive, Suite 200, San Diego, California, 92130, United States of America (“Cadence”).

Cadence and Solvay are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS,

A. Cadence holds a license for the production and commercialization in Europe and North America of omiganan pentahydrochloride for certain indications, including topical administration to a device or the site around a device for the treatment or prevention in humans of device-related infections, and the topical administration to a burn site or surgical wound site for the treatment or prevention in humans of burn-related or surgery-related infections, under a certain Collaboration and License Agreement between Cadence and Migenix, Inc. (“Migenix”), dated as of July 30, 2004, as amended on October 6, 2006, and on April 7, 2008 (the “Cadence-Migenix Agreement”).

B. Solvay has performed certain development activities with respect to omiganan pentahydrochloride, and has in particular been working to develop a commercial process for the production of the same.

C. The Parties signed on December 21, 2007, a Letter of Intent (the “Letter of Intent”) to outline certain terms and conditions of a proposed agreement under which Solvay would perform certain further development studies on omiganan pentahydrochloride, and further develop a commercial process for the production of the same, and would supply omiganan pentahydrochloride to Cadence.

D. Pursuant to the Cadence-Migenix Agreement, Migenix and its representatives have certain rights with respect to contracting directly with or otherwise having access to any supplier of omiganan pentahydrochloride to Cadence. This agreement contemplates that Migenix and its representatives may enter into supply agreements with Solvay for omiganan pentahydrochloride, which may use the same process for the production of the omiganan pentahydrochloride used for the supply of Cadence.

E. For the sole purpose of said supply to Cadence, Cadence is willing to grant to Solvay a license to Cadence’s relevant patent rights and know-how and a sublicense to certain rights licensed from Migenix, and Solvay is willing to grant to Cadence a license to Solvay’s relevant patent rights and know-how to develop, manufacture and commercialize products made from or containing omiganan pentahydrochloride, including the right to sublicense a secondary source for the supply of omiganan pentahydrochloride to Cadence (and/or its Affiliates or Sublicensees, as hereinafter defined), all on the terms and conditions set forth in the License Agreement entered into by the Parties concurrently with this Agreement.

F. Cadence has engaged with Solvay in discussions regarding an arrangement for sharing certain information, expertise, and development and pre-commercialization manufacturing costs for omiganan pentahydrochloride. The Parties are interested in contracting for the validation of Solvay’s production process of omiganan pentahydrochloride, and the supply by Solvay to Cadence, and the purchase by Cadence from Solvay, of omiganan pentahydrochloride, on the terms and conditions set forth herein.

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NOW, THEREFORE, Cadence and Solvay agree as follows:

1 -	CERTAIN DEFINITIONS

1.1 “Affiliates” shall mean any entity or person which controls, is controlled by or is under common control with either Party or with Migenix, Inc. For purposes of this Article 1.1, “control” shall mean (a) in the case of corporate entities, the direct or indirect ownership of at least one-half of the stock or participating shares entitled to vote for the election of directors, and (b) in the case of a partnership, the power to direct the management and policies of such partnership. Without limitation on the foregoing and for purposes of this Agreement, Peptisyntha, Société Anonyme (“Peptisyntha”), a corporation existing under the laws of Belgium and having its principal offices at 310, rue de Ransbeek, B-1120 Bruxelles, Belgium, which is a fully owned subsidiary of Solvay, is deemed an Affiliate of Solvay.

1.2 “Aggregate Annual Requirement” shall mean the aggregate annual requirements of Cadence, its Affiliates and Sublicensees for Bulk Drug Substance.

1.3 “Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any means any applicable government authority, court, tribunal, arbitrator, agency, legislative body, commission or other instrumentality of any government in the Territory.

1.4 “Binding Requirement” shall mean the binding portion of the Requirements Forecast for #####, as determined in accordance with Sub-Clauses 4.1.1 or 4.1.2.

1.5 “Bulk Drug Substance” shall mean a bulk peptide product which (a) contains omiganan pentahydrochloride (as described by the Specifications in Appendix B), and (b) is made by Solvay or by the Secondary Source using the Licensed Process.

1.6 “Cadence Improvements” shall mean #####.

1.7 “Cadence Know-How” shall mean all information, data, discoveries, processes, methods, techniques, materials, results, inventions or other technology in possession of Cadence as of the Effective Date or during the term hereof, whether or not patentable or disclosed within Cadence Patents, constituting materials, methods, processes, techniques and data which relate to Bulk Drug Substance, its production or its use, or equipment suitable for the production of Bulk Drug Substance, including such information that is licensed by Migenix to Cadence under the Cadence-Migenix Agreement.

1.8 “Cadence Patents” shall mean all patents (including inventor’s certificates) related to Bulk Drug Substance, its production or its use, or equipment suitable for the production of Bulk Drug Substance, and applications therefor throughout the world and substitutions, extensions, reissues, re-examinations, renewals, divisions, continuations or continuations-in-part thereof or therefor, which Cadence owns or controls as of the Effective Date or during the term hereof, including those licensed to Cadence by Migenix (under the Cadence-Migenix Agreement) and/or by other third parties, which Cadence has the right to sublicense.

1.9 “Cadence Technology” shall mean Cadence Know-How and Cadence Patents. For clarity, “Cadence Technology” includes all Cadence Improvements and all of Cadence’s interests in Joint Improvements.

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1.10 “Communications” shall mean any letter, comments or inquiry from any relevant Regulatory Authority in connection with the manufacturing or supply of the Bulk Drug Substance that requires a response or action by Solvay including, but not limited to, an FDA Form 483 or a warning letter (pursuant to the provisions of Article 7.7).

1.11 “Confidential Information” shall mean any non-public information in whatever form, disclosed directly or indirectly by either Party to the other Party under the present Agreement, or the Confidentiality Agreement. For clarity, “Confidential Information” may include information of third parties that is disclosed by either Party to the other Party.

1.12 “Confidentiality Agreement” shall mean the Confidential Disclosure Agreement entered between the Parties on April 25, 2007, and the Amendment Agreement thereto entered between the Parties on April 25, 2008.

1.13 “Delivery Schedule” shall mean the delivery schedule specified in an applicable Purchase Order, or such other delivery schedule as may be agreed upon by the Parties according to the provisions of Article 5.3 or 5.4, for delivery of Bulk Drug Substance to Cadence or its designee.

1.14 “Development Program” shall mean the development program set forth in a purchase order issued by Cadence to Solvay on November 26, 2008.

1.15 “Development Program Deliverables” shall have the meaning given for such term in Article 3.2 hereof.

1.16 “Drug Product” shall mean the dosage form of Bulk Drug Substance in the final immediate packaging that is intended for commercial sale by Cadence, its Affiliates or Sublicensees.

1.17 “Field” shall mean any or all of the following: (i) the topical administration to a burn site or a surgical wound site for the treatment or prevention in humans of burn-related or surgery-related infections; and (ii) the topical administration to a device or the site around the device for the treatment or prevention in humans of device-related infections, including local catheter site infections and catheter-related blood stream infections.

1.18 “GMP(s)” shall mean the then-current Good Manufacturing Practices applicable to pharmaceutical products for human use in the United States of America and similar regulations applicable to pharmaceutical products for human use in other countries within the Territory.

1.19 “Improvements” shall mean any improvement to, or modification or derivative of, the Bulk Drug Substance, methods or processes for production or use of the Bulk Drug Substance, or equipment useful for the manufacture of Bulk Drug Substance, made, developed or acquired (by license or assignment) during the term of this Agreement, in each case whether or not patentable or patented, including materials, methods, processes, techniques, equipment and data, and all patent rights (including applications, divisions, continuations, continuations-in-part, renewals, reissues, reexaminations, extensions, substitutions and inventor’s certificates) relating to the foregoing.

1.20 “Joint Improvements” shall mean #####

1.21 “License Agreement” shall mean the License Agreement entered into by and between the Parties of even date herewith.

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1.22 “Licensed Process” shall mean any methods or process(es) developed or acquired (including by license or assignment) by Solvay during the term hereof and used commercially for making bulk peptide products containing omiganan pentahydrochloride according to Specifications during the term of any supply arrangements between Cadence and Solvay or the Secondary Source.

1.22 “Lot” shall mean a lot or batch of Bulk Drug Substance, manufactured under current production conditions and batch size definition, unless otherwise agreed to in writing by the Parties. Each Lot generally comprises several lyophilization sub-lots under current production conditions (each, a “Sub-Lot”).

1.23 “NDA” shall mean a New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act, as amended, or any corresponding law or regulation of any governmental agency outside the United States, and applicable regulations promulgated thereunder.

1.24 “Non-Certified Delivery” shall mean the delivery of Bulk Drug Substance to Cadence or Cadence’s designee prior to Solvay issuing a Certificate of Analysis applicable to such Bulk Drug Substance (pursuant to Article 8.4).

1.25 “Omiganan Drug Substance” shall mean any bulk peptide product that contains omiganan pentahydrochloride.

1.26 “Production Capacity” for a given year shall mean the amount of Bulk Drug Substance that Solvay notifies Cadence (pursuant to Section 4.2) Solvay can produce hereunder in such year.

1.27 “Program Commencement Date” shall mean the date on which Solvay receives written notification from Cadence that the Phase III clinical trial of omiganan pentahydrochloride (designated CPI-226-03) has met its primary endpoint and Cadence intends to file an NDA for the Drug Product with the U.S. Food & Drug Administration.

1.28 “Purchase Order” shall mean a purchase order or supplementary purchase order:

(a) placed by Cadence according to the provisions of Article 5.3 for production of Bulk Drug Substance by Solvay and delivery thereof to Cadence or its designee, and

(b) accepted by Solvay according to the provisions of Article 5.5 for delivery to Cadence or its designee according to the Delivery Schedule.

1.29 “Quality Agreement” shall mean the agreement between Peptisyntha and Cadence in provisional form attached hereto as Appendix C to this Agreement, as amended in writing by the Parties from time to time in accordance therewith.

1.30 “Regulatory Authority(ies)” shall mean the United States Food & Drug Administration and its successors, as well as governmental agencies outside the United States that are responsible for granting manufacturing, marketing, price and/or reimbursement price authorizations within the Territory, and includes applicable national and supra-national agencies (e.g., the European Commission or the Council of the European Union) within the Territory.

1.31 “Requirements Forecasts” shall mean the estimates of future requirements for Bulk Drug Substance to be manufactured by Solvay that are prepared by Cadence pursuant to Article 4.1.

1.32 “Secondary Source” shall have the meaning given for such term in the License Agreement.

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1.33 “Solvay Improvements” shall mean #####.

1.34 “Solvay Know How” shall mean all information, data, discoveries, processes, methods, techniques, materials, results, inventions or other technology in the possession of Solvay as of the Effective Date or during the term hereof, whether or not patentable or disclosed within Solvay Patents, constituting materials, methods, processes, techniques and data which relate to Bulk Drug Substance, its production or its use, or equipment suitable for the production of Bulk Drug Substance.

1.35 “Solvay Patents” shall mean all patents (including inventor’s certificates) related to Bulk Drug Substance, its production or its use, or equipment suitable for the production of Bulk Drug Substance, and applications therefor throughout the world and substitutions, extensions, reissues, re-examinations, renewals, divisions, continuations or continuations-in-part thereof or therefor, in each case which Solvay owns or controls as of the Effective Date or during the term hereof, including those licensed to Solvay which Solvay has the right to sublicense.

1.36 “Solvay Technology” shall mean Solvay Know-How and Solvay Patents. For clarity, “Solvay Technology” includes all Solvay Improvements and all Solvay’s interests in Joint Improvements.

1.37 “Specification” shall mean the specification for Bulk Drug Substance to be supplied hereunder or under any supply arrangement between Cadence and the Secondary Source. Appendix B includes the Specifications in provisional form as of the Effective Date. The Quality Agreement shall govern the procedures for making changes to the Specification. Cadence shall be responsible for and must provide final approval of the Specification and all changes thereto prior to implementation.

1.38 “Sublicensee” shall mean any third party to which Cadence grants a sub-license of any of its rights under the Cadence-Migenix Agreement to manufacture, have manufactured, produce, have produced, research, develop, use, sell, offer for sale, import, export and otherwise commercially exploit drug product containing Omiganan Drug Substance, but only to the extent and for the period during which such third party purchases Bulk Drug Substance for any of such purposes.

1.39 “Territory” shall mean North America (including the United States, Canada and Mexico), the European Union, and Bulgaria, Croatia, Romania, Turkey, Albania, Andorra, Belarus, Bosnia-Herzegovina, Former Yugoslav Republic of Macedonia, Iceland, Liechtenstein, Moldova, Monaco, Norway, Russia, San Marino, Serbia & Montenegro, Switzerland, Ukraine, and Vatican City.

1.40 “Valid Claim” means a claim of an unexpired Solvay Patent that, with respect to any country in which the Bulk Drug Substance is manufactured, used, supplied or sold: (i) has not been revoked, declared unenforceable or unpatentable, or held invalid by a court or other governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (ii) has not been admitted to be rendered invalid or unenforceable through reissue, disclaimer or otherwise, and (iii) has not been finally cancelled, withdrawn, abandoned, allowed to lapse, or rejected by any governmental agency of competent jurisdiction.

Unless otherwise defined herein, other capitalized terms used herein shall have the meaning specified in the License Agreement, as may be amended from time to time. For convenience, this Agreement may refer to specific provisions or appendices of the License Agreement. Unless otherwise indicated, “year” shall mean a calendar year, and “quarter” shall mean a three-consecutive calendar month period ending on either March 31, June 30, September 30 or December 31. Except where the context requires otherwise, the following shall apply with respect to this Agreement: (A) the use of the singular shall be deemed to include the plural, and vice versa; (B) the use of words denoting any gender shall be deemed to include the other gender; (C) the word “or” shall be construed in the

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inclusive sense typically associated with the phrase “and/or”; (D) the words “include,” includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be construed to limit any preceding general statement to the specific or similar items or matters immediately following; (E) any definition of, or reference to, any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (F) references to any person or entity shall be construed to include such person’s or entity’s successors, heirs and assigns; (G) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (H) all references herein to Articles, Sections, Appendices, Exhibits or Schedules shall be construed to be references to Articles, Sections, Appendices, Exhibits or Schedules of this Agreement (unless otherwise stated), and references to this Agreement include all Exhibits and Schedules hereto; and (I) references to any law or regulation, or any article, section or other division thereof, shall be deemed at all times to include then-current amendments or modifications thereto or any replacement or successor to such law or regulation.

2 -	LICENSES, TECHNOLOGY TRANSFER, IMPROVEMENTS

2.1 Licenses

2.1.1 License Grant by Cadence to Solvay

As from the Program Commencement Date, Cadence shall grant to Solvay a non-exclusive, worldwide and non-transferable (except as provided under Sub-Clause 15.3) license, without right to grant further sublicenses, under Cadence Technology, for the sole purpose of producing, having produced and using Bulk Drug Substance to supply Cadence and its Affiliates and Sublicensees during the term of, and pursuant to, this Agreement.

2.1.2 License Grant by Solvay to Cadence

(a) As from the Program Commencement Date, Solvay shall grant to Cadence a non-exclusive, worldwide and non-transferable (except as provided under Sub-Clause 15.3) license, with right to grant sublicenses to any Cadence Affiliate or Sublicensee, under the Solvay Technology for the purpose of:

(i) researching, developing, using, importing, and exporting Bulk Drug Substance purchased from Solvay,

(ii) selling and offering for sale Bulk Drug Substance purchased from Solvay to Cadence’s Affiliates and Sublicensees, and

(iii) using Bulk Drug Substance purchased from Solvay to manufacture, have manufactured, produce, have produced, research, develop, use, sell, offer for sale, import, export and otherwise commercially exploit Drug Product.

(b) Additionally, upon Solvay’s prior written approval, not to be unreasonably withheld, Cadence may, on an exceptional basis only, sell and offer for sale Bulk Drug Substance purchased from Solvay to Migenix, its Affiliates and licensees that have obtained a license to omiganan pentahydrochloride from Migenix for commercial use in the event that (a) Migenix or such other party is unable to purchase Bulk Drug Substance from Solvay under agreements between Solvay and Migenix or such other parties due to limitations in Solvay’s production capacity, and (b) Cadence has excess Bulk Drug Substance purchased from Solvay. For the avoidance of doubt, nothing in this Agreement shall be construed as limiting or precluding Cadence from selling Drug Product to any party whatsoever, including to Migenix, its Affiliates and licensees.

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(c) Cadence shall give Solvay written notice of any Sublicensee within thirty (30) days following the execution by Cadence and such Sublicensee of a definitive licensing agreement with respect to omiganan pentahyrochloride.

2.1.3 Other rights

No rights other than those expressly provided in this Agreement and the License Agreement are granted by either Party by implication or otherwise.

2.2 Technology Transfer

2.2.1 Transfer of Cadence Technology to Solvay

Promptly after the Program Commencement Date, Cadence shall provide to Solvay, in written form, that part of Cadence Technology not already disclosed under the Confidentiality Agreement that is useful or necessary for the exploitation of the license granted under Sub-Clause 2.1.1.

2.2.2 Transfer of Solvay Technology to Cadence

Promptly after the Program Commencement Date, Solvay shall provide to Cadence, in written form, that part of Solvay Technology not already disclosed under the Confidentiality Agreement that is useful or necessary for the exploitation of the license granted under Sub-Clause 2.1.2.

2.2.3 Language

The disclosures under Sub-Clauses 2.2.1 and 2.2.2 shall be made in the English language.

2.3 Improvements

2.3.1 Solvay Improvements and Cadence Improvements

As between the Parties, Solvay shall be the sole owner of all Solvay Improvements, including all patent rights (including applications, divisions, continuations, continuations-in-part, renewals, reissues, reexaminations, extensions, substitutions and inventor’s certificates) in and to the Solvay Improvements, and any other inventions made solely by Solvay, and Cadence shall be the sole owner of all Cadence Improvements, including all patent rights (including applications, divisions, continuations, continuations-in-part, renewals, reissues, reexaminations, extensions, substitutions and inventor’s certificates) in and to the Cadence Improvements, and any other inventions made solely by Cadence.

Solvay shall promptly disclose all Solvay Improvements to Cadence, and Cadence shall promptly disclose all Cadence Improvements to Solvay, both in writing and in reasonable detail. The Parties agree that the implementation by Solvay of any Solvay Improvement or Cadence Improvement so disclosed for the manufacture and supply of Bulk Drug Substance hereunder shall be governed by the Quality Agreement.

2.3.2 Joint Improvements

2.3.2.1 Any Joint Improvements shall be jointly owned by Cadence and Solvay. In the case of disagreements regarding inventorship, the Parties shall refer the same to mutually acceptable outside counsel. As co-owners, the Parties shall each have an equal, undivided interest in Joint Improvements, and except as otherwise provided herein or agreed by the Parties, and subject to the licenses set forth herein, shall each have the right to practice, license and otherwise exploit Joint Improvements without consent of, or accounting to, the other Party.

2.3.2.2 The Parties agree to cooperate in filing any patent applications and other reasonable and appropriate action for protection of patentable Joint Improvements. The Parties shall determine, in good faith, which Party shall prepare, file, prosecute, maintain and defend the patent applications and patents claiming Joint Improvements, and the countries in which the patent protection will be sought. #####.

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2.3.2.3 (a) If, at any time, either Party (the “Waiving Party”) does not wish to share the external costs associated with the filing, prosecution, maintenance or defense of any patent application or patent claiming Joint Improvements, it shall give notice of such intention to the other Party within a reasonable period (i.e., with sufficient time for such other Party to take whatever action may be necessary) prior to the date on which an action is required to preserve such patent rights. Such other Party shall then have the right, but not the obligation, to assume full responsibility, at its discretion and its sole cost and expense, to file, prosecute, maintain, conduct or defend any applications, interferences, re-examinations, reissues and oppositions related thereto in such country or countries.

(b) In case a notice is given by one Party to the other in accordance with Sub-Clause 2.3.2.3(a), the Waiving Party shall, except as set forth under Item (c) of this Sub-Clause 2.3.2.3, #####.

(c) Notwithstanding the foregoing Sub-Clause 2.3.2.3(b), (i) in case Solvay is the Waiving Party, #####, and (ii) in case Cadence is the Waiving Party, #####.

(d) Each Party shall provide assistance to the other Party as reasonably requested for purposes of this Sub-Clause 2.3.2.3, including in the event that such patent rights are being prosecuted by other Party.

2.3.2.4 As to the enforcement of jointly owned patents claiming Joint Improvements, including actions against an infringer, the Parties shall consult with each other in good faith on a case by case basis as to whether to proceed with enforcement and, if so, the best manner in which to proceed. The Parties agree that, unless agreed otherwise #####.

For any patent application, or patent, claiming Joint Improvements, #####.

3 -	DEVELOPMENT / VALIDATION

Solvay shall perform the development activities and studies detailed in the Development Program at the prices and in accordance with the timelines set forth in a purchase order issued by Cadence to Solvay on November 26, 2008.

3.1 Solvay shall provide reports on the progress of the Development Program as may be reasonably requested by Cadence. Solvay shall use reasonable efforts to accommodate changes or modifications to the Development Program requested by Cadence.

3.2 Cadence shall own all data, information and results relating to the Lots of Bulk Drug Substance purchased by Cadence as part of the Development Program that are useful or necessary, in Cadence’s reasonable opinion, for Cadence to fulfill its obligations under Applicable Laws or to Regulatory Authorities (“Development Program Deliverables”), but excluding, particularly, the contents of Solvay’s Type II DMF (DMF Number #####), and Cadence shall be free to protect them, and to use them, at its sole discretion. Solvay shall have the right to use the Development Program Deliverables as required to fulfill its obligations under this Agreement.

3.3 Solvay shall promptly disclose to Cadence all Development Program Deliverables, and any additional information that may be useful or necessary to support efforts by Cadence, or any of Cadence’s Affiliates or Sublicensees, to obtain appropriate regulatory approvals for the Drug Products.

3.4 For the avoidance of doubt, the Parties agree that the provisions of this Agreement, including provisions related to the ownership of Improvements, shall apply to the Bulk Drug Substance manufactured by Solvay, to the development activities and studies performed by Solvay, and all other activities performed by Solvay, under (a) Cadence Purchase Order No. 2008-156, issued to Solvay on May 7, 2008, (b) the Cadence purchase order issued to Solvay on November 26, 2008, and (c) under any other purchase order issued to Solvay before or after the Effective Date.

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4 -	PRODUCTION PLANNING AND FORECASTS

4.1 Requirements Forecasts Cadence shall provide Solvay in writing with forecasts of the expected requirements for Bulk Drug Substance to be purchased from Solvay by Cadence, its Affiliates and Sublicensees, that are prepared in good faith and to the best of Cadence’s knowledge at the time they are prepared (the “Requirements Forecasts”), as follows:

4.1.1 At the latest on #####, Cadence shall provide Solvay with the Requirements Forecasts for #####, at which time ##### per cent (#####%) of such Requirements Forecast for ##### shall be binding on Cadence, and ##### percent (#####%) of such Requirements Forecast for ##### shall be binding on Cadence.

4.1.2 At the latest on ##### and for each year thereafter (each, “Year X”), Cadence shall provide Solvay with the Requirements Forecasts for #####. In each case, ##### percent (#####%) of such Requirement Forecast ##### shall be binding on Cadence, and ##### percent (#####%) of such Requirements Forecast ##### shall be binding on Cadence.

Notwithstanding Articles 4.1.1 and 4.1.2, the Requirements Forecasts are provided for the purpose of programming, and are not to be construed as Purchase Orders.

Cadence shall give Solvay notice as soon as possible if, at any time, Cadence believes in good faith that the actual requirements for Bulk Drug Substance for Cadence, its Affiliates and Sublicensees for any given year will be significantly different than the Requirements Forecasts provided to Solvay for such year. In such an event, Solvay and Cadence will discuss making a corresponding adjustment to the binding portion of Solvay’s Production Capacity for the same year.

4.2 Production Capacity Solvay shall determine and provide to Cadence in writing its planned production capacity for manufacture and supply of Bulk Drug Substance provided in good faith and to the best of Solvay’s knowledge at the time it is communicated hereunder (the “Production Capacity”), as follows:

4.2.1 At the latest on #####, Solvay shall provide Cadence with its Production Capacity for #####, at which time ##### percent (#####%) of such Production Capacity for year #####, and ##### percent (#####%) of such Production Capacity for #####, shall be binding on Solvay.

4.2.2 At the latest on ##### and for each year thereafter (“Year X”), Solvay shall provide Cadence any updates to its Production Capacity for #####. In each case, ##### percent (#####%) of such Production Capacity for #####, and ##### percent (#####%) of such Production Capacity for #####, shall be binding on Solvay.

Solvay shall give Cadence notice as soon as possible if, at any time, Solvay believes in good faith that its actual production capacity for ##### is less than the Production Capacity provided to Cadence for such year.

4.3 Changes to the Specification The Specification may not be amended, changed or supplemented by Solvay without the prior written consent of Cadence. Solvay shall use commercially reasonable efforts to incorporate any changes to the Specification that are proposed by Cadence. In the event that Cadence notifies Solvay of requested changes to the Specification, Solvay shall acknowledge receipt of such notice within a reasonable time, but in any event no later than fifteen (15) days after Solvay’s receipt thereof, and shall propose reasonable price adjustments to cover Solvay’s increased or decreased costs, as the case may be. After Cadence receives

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Solvay’s response, if Cadence so requests, the Parties shall negotiate in good faith on such requested price adjustment, which shall be subject to the mutual written agreement of both Parties, such agreement not to be unreasonably withheld or delayed. For Specification changes mandated by any Regulatory Authority, Solvay shall use commercially reasonable efforts to expedite such changes as Cadence may request. The allocation of the cost of manufacturing and facility changes required as a result of a change in the Specification shall be determined by agreement of the Parties, on a case-by-case basis. Solvay shall provide Cadence with all information needed to amend a Drug Product NDA as a result of any approved Specification change. Solvay shall continue to supply Cadence with Bulk Drug Substance approved under Cadence’s existing NDA until such time as the changed Specifications are permitted by each of the applicable Regulatory Authorities, except as the Parties otherwise agree by separate written agreement.

4.4 Changes to Licensed Process The process by which changes are made to the Licensed Process used for the manufacture of the Bulk Drug Substance shall be governed by the Quality Agreement. Any such changes proposed by Solvay or required by Regulatory Authorities to the Licensed Process shall be done at Solvay’s expense. Solvay shall provide Cadence with all information needed to review and approve any changes that are necessary to amend the NDA for any Drug Product or foreign equivalent as a result of any approved Licensed Process change. Solvay shall continue to supply Cadence with Bulk Drug Substance approved under Cadence’s existing NDA and other regulatory submissions of Cadence (or any Affiliate or Sublicensee of Cadence) until such time as Drug Product manufactured under the changed process is approved by each applicable Regulatory Authority, except as the Parties otherwise agree by separate written agreement. Notwithstanding the foregoing, in the event any changes to the Licensed Process are requested by Cadence, Solvay shall review the requested changes and Cadence shall obtain Solvay’s written approval, prior to the implementation of any such changes. Solvay shall use reasonable efforts to accommodate any such change requested by Cadence. Changes to the Licensed Process requested by Cadence shall be done at Cadence’s expense. All costs associated with any other changes to the Licensed Process shall be mutually determined by the Parties.

5 -	PURCHASE ORDERS

5.1 Purchase Commitment Cadence agrees to purchase from Solvay and Solvay agrees to manufacture and supply to Cadence Bulk Drug Substance through Purchase Orders. Cadence recognizes Solvay as its primary supplier for Bulk Drug Substance and, except as otherwise provided in this Section 5.1 or in the License Agreement, Cadence shall order from Solvay a minimum of ##### of the Aggregate Annual Requirement.

(a) For the avoidance of doubt, the Parties hereto agree that nothing in this Agreement or in the License Agreement is intended to limit or restrict, in any manner, the rights of Cadence, its Affiliates and Sublicensees, to make, have made, purchase, use, import, export, market or sell any quantity of Omiganan Drug Substance that is made by any means other than by the Licensed Process.

(b) Insufficient Capacity, Unwillingness or Inabililty to Supply: If Solvay’s Production Capacity for #####, as provided to Cadence by Solvay in accordance with Sub-Clause 4.2 by #####, is less than the Binding Requirement for #####, or if Solvay otherwise notifies Cadence that it is unwilling or unable to supply conforming Bulk Drug Substance to Cadence in amounts indicated in the Binding Requirement for #####, then during ##### Cadence shall be entitled to purchase from the Secondary Source more than ##### percent (#####%) of the Annual Aggregate Requirement by purchasing additional quantities of Bulk Drug Substance that equal the amounts that Solvay is unwilling or unable to supply.

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(c) Failure to Deliver: If Solvay fails to deliver at least ##### percent (#####%) of the amount of conforming Bulk Drug Substance ordered by Cadence according to an accepted Delivery Schedule for delivery #####, Cadence shall be entitled to purchase from the Secondary Source more than ##### percent (#####%) of the Annual Aggregate Requirement by purchasing additional quantities of Bulk Drug Substance that equal the amounts that Solvay has not been able to deliver.

(d) In addition to the remedies set forth in Sub-Clauses 5.1(b) and 5.1(c), if either:

(i) Solvay’s Production Capacity is insufficient, or if Solvay indicates it is otherwise unwilling or unable to supply conforming Bulk Drug Substance to Cadence in amounts indicated in the Binding Requirements, for #####, or

(ii) Solvay fails to deliver at least ##### percent (#####%) of the amount of conforming Bulk Drug Substance ordered by Cadence according to an accepted Delivery Schedule for delivery for #####,

in addition to any other remedies that Cadence may have under this Agreement, at law or in equity, Cadence’s requirement to purchase from Solvay a minimum of ##### percent (#####%) of the Aggregate Annual Requirement shall henceforth be automatically reduced to such level as Solvay has demonstrated, to Cadence’s reasonable satisfaction, it is consistently able to supply.

(e) Cadence shall be released from its obligation to purchase Bulk Drug Substance from Solvay, and shall thus be entitled to purchase all of its requirements for Bulk Drug Substance from the Secondary Source, as set forth in Sub-Clause 10.7 of this Agreement.

5.2 Supply Commitment Solvay shall accept purchase orders placed according to the provisions of Article 5.3 and shall be obligated to supply the amount of Bulk Drug Substance specified in the purchase order on the timeline specified therein, subject to any limitations as to the quantities of Bulk Drug Substance that may be included in such purchase order(s) in accordance with Article 5.3. In the event that Solvay receives one or more purchase orders for delivery in a given year which would, in aggregate, exceed the most recent Production Capacity for such year, Solvay shall promptly notify Cadence and shall accept such purchase order(s) for the ordered amounts of Bulk Drug Substance up to the Production Capacity for the applicable year.

5.3 Timing of Purchase Orders

5.3.1 Purchase Orders for #####.

5.3.1.1 Initial Purchase Order #####. At any time after #####, Cadence may issue an initial purchase order for deliveries of Bulk Drug Substance during #####. For any purchase order issued by Cadence after #####, Solvay shall accept such purchase order; provided, however, that Solvay shall not have an obligation to deliver any Bulk Drug Substance earlier than #####.

5.3.1.2 Supplemental Purchase Orders #####. Cadence may elect to increase the amount it has ordered for delivery ##### by providing Solvay with a supplemental purchase order by no later than #####. Solvay shall accept such supplemental purchase order; provided, however, that Solvay shall not have an obligation to provide more than ##### percent (#####%) of the quantity ordered in the initial purchase order for deliveries in #####.

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5.3.2 Purchase Orders for Subsequent Years.

5.3.2.1 Initial Purchase Orders for Subsequent Years. Beginning in #####, at any time before ##### of any such year (“Year X”), Cadence may issue and Solvay shall accept an initial purchase order for deliveries of Bulk Drug Substance during #####.

5.3.2.2 Supplemental Purchase Orders for Subsequent Years. For years beginning with ##### (“Year X”), Cadence may elect to increase the amount it has ordered for delivery in ##### by providing Solvay with a supplemental purchase order by no later than #####. Solvay shall accept such supplemental purchase order; provided, however, that Solvay shall not have an obligation to provide more than ##### percent (#####%) of the quantity ordered in the initial purchase order for #####.

For the sake of clarity, Cadence has no obligation hereunder to place orders for delivery beyond the term of this Agreement and Solvay has no obligation hereunder to accept purchase orders for delivery of Bulk Drug Substance beyond the term of this Agreement.

5.4 Delivery Schedule

Promptly after receipt of each purchase order, but no later than ##### after Solvay’s receipt of the applicable purchase order, Solvay shall provide Cadence with a delivery schedule specifying the respective dates on which Bulk Drug Substance Lots shall be delivered. Each delivery shall consist of whole Lots, unless otherwise agreed between the Parties. The Parties shall discuss in good faith adjusting the delivery dates according to their own specific requirements, including the limitations resulting from the operation and maintenance of Solvay’s currently existing manufacturing facilities, and such Delivery Schedule shall be finalized and agreed upon in good faith; provided, however, that the Delivery Schedule shall provide for the Bulk Drug Substance to be delivered in the ##### for which it was ordered (unless otherwise agreed in writing by Cadence). Notwithstanding the foregoing, unless the Parties agree otherwise in writing, the delivery of Lots of Bulk Drug Substance shall be balanced throughout each year.

5.5 Acceptance Promptly after the Delivery Schedule is finalized according to the provisions of Article 5.4 but no later than ##### thereafter, Solvay shall acknowledge in writing acceptance of a Purchase Order placed by Cadence. The Delivery Schedule shall be attached to the acknowledgement document sent to Cadence.

6 -	DELIVERY

6.1 Delivery Solvay shall make deliveries of Bulk Drug Substance to Cadence or Cadence’s designee on the dates agreed upon in the Delivery Schedule according to the shipping procedures described in Article 8.1. Cadence may request that the delivery of Bulk Drug Substance be postponed for a period not to exceed #####; provided, however, that Solvay may decline to postpone any delivery if such postponement would result in Solvay’s inventory of Bulk Drug Substance exceeding #####, unless a higher inventory level is agreed to by the Parties. In such an event, Solvay shall store such undelivered Bulk Drug Substance at a cost not to exceed ##### per Lot and per month for storage at approximately #####; or ##### per Lot for storage at #####.

7 -	QUALITY CONTROL AND REGULATORY MATTERS

7.1 Solvay’s Manufacturing Commitment Solvay shall manufacture Bulk Drug Substance under this Agreement in conformity with the Specification, in a duly licensed facility as required by the United States Food and Drug Administration and other Regulatory Authorities, and in compliance with the Quality Agreement and all Applicable Laws, including GMPs and other regulations prescribed from time to time by these appropriate Regulatory Authorities.

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7.2 Quality Agreement Concurrent with the execution of this Agreement, the Parties shall execute a quality agreement (the “Quality Agreement”) concerning the Bulk Drug Substance and covering the appropriate activities under this Agreement. In the event of a conflict between this Agreement and the Quality Agreement, this Agreement shall govern or supersede.

7.3 Complaints and Adverse Event Reports As between Solvay and Cadence, Cadence shall be solely responsible for the reporting to Regulatory Authorities of adverse experiences with respect to the Drug Product. Solvay shall promptly notify Cadence of adverse event(s), and cooperate in connection with investigation thereof, in accordance with the Quality Agreement.

7.4 Product Registration Application Ownership Cadence shall be the sole owner of all NDA and other registration applications submitted to Regulatory Authorities for the Drug Product. Cadence shall have responsibility for the documentation and submission of the registration applications to Regulatory Authorities for the Drug Product and for completing the FDA Annual Report and similar reports required by other Regulatory Authorities for Drug Product, with support from Solvay in providing any information required from Solvay in order to complete such reports.

7.5 Right of Reference – Drug Master File Solvay acknowledges that it holds a Type II DMF (DMF Number #####) that contains information supporting its manufacturing operations at the manufacturing facility being used to manufacture Bulk Drug Substance. Solvay hereby grants Cadence an explicit right to reference such DMF and other regulatory filings of Solvay worldwide related to the manufacture and production of Bulk Drug Substance to be supplied to Cadence, in connection with Cadence’s (or any Cadence Affiliate’s or Sublicensee’s) efforts to seek, obtain and maintain regulatory approval of Drug Product containing or made using, Bulk Drug Substance purchased hereunder. Solvay shall provide a Letter of Authorization for this Type II DMF to Cadence to support such Drug Product registration applications and shall provide similar documents evidencing such right of reference applicable for submission to applicable Regulatory Authorities.

7.6 Additional Filing Data During the term of the Agreement, Solvay shall provide Cadence for submission to applicable Regulatory Authorities, additional data and information related to the Bulk Drug Substance that are required for Cadence (or any Cadence Affiliate or Sublicensee) to obtain and maintain registration and approval of the Drug Product in good standing.

7.7 Communications With Regulatory Authorities In the event that representatives of any relevant Regulatory Authority inspect or notify Solvay of their intention to inspect the facilities in connection with the manufacturing or supply of the Bulk Drug Substance, Solvay shall notify Cadence promptly upon learning of such inspection, and shall supply Cadence with copies of all correspondence and other documentation received from the Regulatory Authority relating thereto. Solvay shall provide promptly to Cadence copies of any letter, comments or inquiry from any relevant Regulatory Authority in connection with the manufacturing or supply of the Bulk Drug Substance that requires a response or action by Solvay including, but not limited to, an FDA Form 483 or a warning letter (“Communications”). Solvay and Cadence shall collaborate on responses to Communications received relating to an inspection of any of the facilities that relates in any way to the Bulk Drug Substance. Solvay shall have primary responsibility to respond to Communications regarding manufacturing activities for the Bulk Drug Substance, but Cadence shall have primary responsibility to respond to Communications regarding all other aspects of the Bulk Drug Substance. In the event that Solvay and Cadence are unable to agree on the foregoing items, then Cadence’s position shall prevail as it pertains to all Communications sent to Regulatory Authorities relating to the Bulk Drug Substance or the Drug Product.

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7.8 Regulatory Visits Solvay shall notify Cadence as soon as practical, but not later than 48 hours, following Solvay’s receipt of any notice of inspection by any Regulatory Authority that relates in any way to the Bulk Drug Substance or to facilities or equipment used in connection with the manufacture, storage or shipment of Bulk Drug Substance, and Cadence shall have the right to have someone present during such Regulatory Authority inspection as an observer.

8 -	SHIPPING AND ACCEPTANCE OF PRODUCT

8.1 Product Shipping Procedures Any shipment made hereunder shall be made with the proper identification on the packaging as required by applicable authorities and by this Agreement and shall be shipped FCA (Incoterms 2000) to Cadence’s or its designee’s facilities. Bulk Drug Substance shall be labeled and packaged according to the Specification in a shipping container supplied by Solvay. Solvay shall invoice such shipping containers to Cadence at Solvay’s direct cost. Title and risk of loss as to all Bulk Drug Substance shipped shall pass to Cadence or Cadence’s designee upon delivery to the carrier designated by Cadence. In the event that, upon Cadence’s request pursuant to Article 6, shipment of a Lot is not made promptly after the completion of manufacture of such Lot and therefore such Lot is placed into inventory, risk of loss shall remain with Solvay until such Bulk Drug Substance is delivered to the carrier designated by Cadence. All customs, duties, costs, taxes, insurance premiums, and other expenses of such transportation and delivery (whether shipment of Bulk Drug Substance is made promptly after completion of manufacture or such Bulk Drug Substance is placed into inventory at Cadence’s request), shall be at Cadence’s expense.

8.2 Documents Included with Bulk Drug Substance Shipment Solvay shall provide Cadence with a certificate of analysis, signed by the responsible quality officer of Solvay, with each lot of Bulk Drug Substance shipped to Cadence, and additional documentation as specified in the Quality Agreement.

8.3 Non-Conforming and Non-Complying Product Bulk Drug Substance supplied hereunder shall be produced by Solvay in compliance with all Applicable Laws, including without limitation GMPs, and in conformance with the Specification.

Solvay shall test and inspect each lot of Bulk Drug Substance for compliance with the Specifications prior to release and shipment of such Bulk Drug Substance to Cadence. Cadence has the right to reject and return, at the expense of Solvay, all or any portion of any shipment of Bulk Drug Substance that deviates from the Specifications or GMPs or is adulterated, without invalidating any remainder of such shipment. Cadence or its designated agent shall inspect the Products manufactured by Solvay upon receipt of such Bulk Drug Substance and related Certificate(s) of Analysis and shall give Solvay notice of all claims for Bulk Drug Substance that deviate from the Bulk Drug Substance Specifications or GMPs within sixty (60) days after Cadence’s receipt of such Bulk Drug Substance and related Certificate(s) of Analysis (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within thirty (30) days after discovery thereof by Cadence, but in no event after the expiration date of the Bulk Drug Substance). If no such notice of rejection of non-conforming Bulk Drug Substance is submitted, Cadence shall be deemed to have accepted such delivery of the Bulk Drug Substance.

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8.4 Non-Certified Delivery At Cadence’s request, Solvay shall deliver Bulk Drug Substance to Cadence or Cadence’s designee prior to Solvay issuing a Certificate of Analysis applicable to such Bulk Drug Substance (“Non-Certified Delivery”). Cadence acknowledges that any request for Non-Certified Delivery shall imply a commitment by Cadence to Solvay that Drug Product manufactured using any such Bulk Drug Substance shall not be administered to humans until the applicable Certificate of Analysis for such Bulk Drug Substance is ultimately issued by Solvay.

8.5 Procedures After Notice of Rejection After notice of rejection of Bulk Drug Substance is given in accordance with Article 8.3 above, Solvay shall promptly replace such Bulk Drug Substance not later than ##### after Solvay’s receipt of Cadence’s notice, regardless of whether Solvay agrees that such rejection is warranted. If Solvay disagrees with Cadence’s determination that a certain Lot or Sub-Lot does not meet the requirements, Solvay shall notify Cadence of such disagreement within fifteen (15) days after receipt of Cadence’s notice. A sample of such Bulk Drug Substance shall be submitted to a mutually acceptable third party laboratory; the fees and expenses of such laboratory testing shall be borne entirely by the Party against whom such findings are made. Such third party laboratory shall determine whether such Bulk Drug Substance meets the requirements of Article 8.3 above and, and the Parties agree that such laboratory’s determination shall be final and determinative. If Solvay does not challenge Cadence’s rejection of a certain Lot or Sub-Lot within the fifteen (15) day period described above, or if Solvay challenges the rejection and subsequently agrees that the applicable Lot or Sub-Lot was properly rejected, or if the third party laboratory determines that a Lot or Sub-Lot does not meet the requirements of Article 8.3, Solvay shall be responsible for all costs associated with the replacement of the non-conforming Bulk Drug Substance, including the manufacturing and shipping charges to deliver the replacement Bulk Drug Substance to Cadence. If Cadence is determined to have improperly rejected such Bulk Drug Substance, then Cadence shall be responsible for such costs.

Unless Solvay requests the destruction of rejected Bulk Drug Substance within thirty (30) days of receipt of Cadence’s notice of rejection of such Bulk Drug Substance, Cadence shall promptly return such Bulk Drug Substance to Solvay, at Solvay’s cost and FCA (Incoterms 2000) Cadence’s (or its designee’s) facilities, and according to shipping instructions in the Specification. Cadence shall, upon receipt of a request for destruction of the material, destroy such Bulk Drug Substance promptly, properly and at Solvay’s expense, and provide Solvay with certification of such destruction.

9 -	PRICE AND PAYMENTS

9.1 Prices Cadence agrees to pay to Solvay for the manufacture of Bulk Drug Substance according to the applicable lot sizes and pricing levels set forth in Appendix A. The applicable pricing level for any Purchase Order shall be determined as follows:

9.1.1 Upon receipt of Cadence’s Purchase Order(s) in accordance with Section 5.3, Solvay shall issue invoices for Bulk Drug Substance at the pricing level for the total amount of Cadence’s most recent Requirements Forecast for the year in which such Bulk Drug Substance will be delivered (“Year X+1”).

9.1.2 If the total amount of Bulk Drug Substance ordered by Cadence for delivery in Year X+1 is less or greater than Cadence’s Requirements Forecast for Year X+1, Solvay’s final invoice to Cadence for Year X+1 shall include a line item for the difference, if any, between the pricing level used to calculate the previously invoiced amounts and the pricing level for the actual amount of Bulk Drug Substance ordered for delivery during Year X+1.

9.2 Price Computation The payments to be made by Cadence to Solvay for the quantity of Bulk Drug Substance stated in a Purchase Order shall be computed by multiplying the weight in grams of such quantity by the applicable unit price determined in accordance with Article 9.1, plus VAT if applicable.

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9.3 Invoicing and Payment Invoicing and payment for Bulk Drug Substance shall be made as follows:

(a) Solvay will invoice Cadence ##### percent (#####%) of the amount owed for each Purchase Order upon Solvay’s acceptance of the Purchase Order; and

(b) Upon the release by Solvay’s Quality Assurance Department of each Lot of Bulk Drug Substance manufactured pursuant to such Purchase Order, the portion of the balance (#####%, in aggregate) of the amount owed corresponding to the quantity of Bulk Drug Substance so released shall be invoiced.

Cadence shall pay each invoice net ##### days following Cadence’s receipt thereof.

9.4 Method of Payment All payments shall be made in United States Dollars by wire transfer to the bank account of Solvay #####, or to such account of Solvay in such bank as Solvay may from time to time designate by notice to Cadence.

9.5 Taxes Solvay shall be responsible for all property taxes, or any other taxes (including any taxes associated with the income of Solvay) resulting from the production of Bulk Drug Substance for Cadence or the purchase of any raw materials required to produce Bulk Drug Substance for Cadence.

9.6 Overdue Payment Payments provided for in this Article 9, when overdue, shall bear interest at a rate per annum equal to #####.

10 -	TERM AND TERMINATION

10.1 Term This Agreement shall become effective as of the Effective Date and shall continue until the seventh (7th) anniversary of the Program Commencement Date. This Agreement shall automatically renew thereafter in one (1) year increments unless either Party gives written notice to the other Party at least thirty six (36) months prior to the beginning of such a renewal period that it does not wish to renew. For clarity, if either Party desires that this Agreement terminate at the end of the initial term, the Party must give written notice before the fourth (4th) anniversary of the Program Commencement Date.

10.2	Termination This Agreement may be terminated:

(a) upon mutual written agreement between the Parties;

(b) by either Party as a result of a material breach or default in the performance of any obligation, condition or covenant of this Agreement by the other Party, if such default or noncompliance shall not have been remedied within ninety (90) days after receipt by the defaulting Party of a notice thereof from the terminating Party, unless the defaulting Party is in the process of attempting in good faith to remedy such default, in which case the ninety (90) day cure shall be extended by an additional sixty (60) days;

(c) by either Party upon ten (10) days written notice to the other Party if the other Party ceases to do business, or makes any assignment of substantially all of its assets for the benefit of creditors, or places substantially all of its assets in the hands of a receiver or judicial manager, goes into liquidation, or is dissolved, wound up, confiscated, sequestered or in any other way transferred into state ownership;

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(d) by Cadence upon ninety (90) days written notice to Solvay, in the event that a third party asserts that the activities carried out under this Agreement infringe its intellectual property rights (including patent rights) and, following discussions with Solvay during such ninety (90) day period, including discussions regarding any assessment performed by Solvay showing that the aforementioned activities do not infringe such third party’s intellectual property rights, Cadence reasonably concludes that there is a bona fide, unacceptable risk that such activities infringe or shall infringe such intellectual property rights. In reaching its conclusion, Cadence, however, agrees to take into account in good faith whether Solvay (i) has entered into negotiation with the concerned third party for acquiring a license under its intellectual property rights, or (ii) has started to modify the Licensed Process such that it will not infringe such third party’s intellectual property rights;

(e) by Cadence upon sixty (60) days prior written notice to Solvay effective upon the termination of the Cadence-Migenix Agreement; or

(f) by Solvay in the event that the Program Commencement Date has not occurred prior to #####.

10.3 The termination of this Agreement shall not relieve the Parties from any of their obligations until the time of their fulfillment hereunder to the extent such obligations apply to Bulk Drug Substance ordered in a Purchase Order accepted by Solvay according to the provisions of Article 5.5 prior to the effective date of such termination, including but not limited to:

(a) the obligation of Solvay to deliver said Bulk Drug Substance,

(b) the obligation of Cadence to accept and, upon acceptance, pay for any of said Bulk Drug Substance, and

(c) any other such obligation of either Party under Articles 6, 7, 8, 9, 10, 11, 13, 14 and 15.

10.4 In the event of termination of this Agreement for whatever cause, in addition to the other obligations of the Parties hereunder, each Party shall, within thirty (30) days after the receipt of a timely request from the other Party, destroy or return to the other Party or to the other Party’s designee all of such other Party’s property, including all Confidential Information, in its possession, except to the extent required to be retained by Applicable Law or to comply with such Party’s continuing obligations hereunder or under the License Agreement.

10.5 After the expiration, or early termination, of this Agreement:

(i) the confidentiality, non disclosure and restricted use obligations set forth hereunder shall continue thereafter in accordance with Sub-Clause 12.5; and

(ii) the license granted to Cadence under Sub-Clauses 2.1.2(a) shall continue thereafter, except that such license shall cease immediately upon termination by Solvay pursuant to Sub-Clause 10.2(b), 10.2(c), or 10.2(f).

10.6 In the event of non-renewal of this Agreement by Cadence pursuant to Sub-Clause 10.1, or termination of this Agreement by Cadence pursuant to Sub-Clause 10.2(d) or 10.2(e), or by Solvay pursuant to Sub-Clause 10.2(b), 10.2(c), or 10.2(f), the License Agreement shall immediately terminate.

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10.7 In the event of non-renewal of this Agreement by Solvay pursuant to Sub-Clause 10.1, or termination of this Agreement by Cadence pursuant to Sub-Clause 10.2(b) or 10.2(c), or by mutual agreement pursuant to Sub-Clause 10.2(a),

(a) the rights granted to Cadence under the License Agreement shall continue,

(b) Cadence shall be released from its obligation to purchase Bulk Drug Substance from Solvay, and shall thus be entitled to purchase all of its requirements for Bulk Drug Substance from the Secondary Source, and

(c) concerning the payment of royalties by Cadence to Solvay in consideration for such continuing rights:

(i) the royalty rate specified in Sub-Clause 6.1.1(b)(ii) of the License Agreement shall apply in case of termination of this Agreement by Solvay pursuant to Sub-Clause 10.1, or by Cadence pursuant to Sub-Clause 10.2(b),

(ii) the royalty rate specified in Sub-Clause 6.1.1(b)(i) of the License Agreement shall apply in case of termination of this Agreement by mutual agreement pursuant to Sub-Clause 10.2(a), and

(iii) no royalty shall be due by Cadence in case of termination of this Agreement by Cadence pursuant to Sub-Clause 10.2(c).

10.8 Except as otherwise expressly provided hereunder or under the License Agreement, the termination of this Agreement shall not affect the License Agreement.

11 -	INDEMNIFICATION, LIABILITY AND RECALLS

11.1 Cadence Indemnification Cadence shall indemnify, defend and hold Solvay and Solvay Affiliates harmless from and against all costs, claims, suits, expenses (including reasonable attorneys’ fees) and damages arising out of or resulting from:

(a) the use by, marketing or administration to any person of a Drug Product that was marketed or provided by Cadence, its Affiliates or Sublicensees, except to the extent such cost, claim, suit, expense or damage arose or resulted from Solvay’s negligence, willful misconduct or failure to supply Bulk Drug Substance in conformance with the Specification; or

(b) infringement of any third party intellectual property rights relating to a Drug Product used or marketed by Cadence, its Affiliates or Sublicensees, except to the extent such cost, claim, suit, expense or damage arose or resulted from the manufacture of Bulk Drug Substance purchased hereunder;

provided that Solvay gives prompt notice in writing to Cadence of any such claim or action, gives Cadence sole control and authority with respect to the defense and settlement of such claim or action to Cadence, assists Cadence if requested by Cadence at Cadence’s expense in defending such claim or action and does not compromise or settle such claim or action without Cadence’s prior written consent. Cadence shall not accept any settlement which imposes liability on Solvay not covered by this indemnification without Solvay’s prior written consent, which consent shall not be unreasonably withheld or delayed.

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11.2 Solvay Indemnification Solvay shall indemnify, defend and hold Cadence and its Affiliates and Sublicensees harmless from and against all costs, claims, suits, expenses (including reasonable attorneys’ fees) and damages arising out of or resulting from:

(a) any failure of the Bulk Drug Substance supplied by Solvay to meet the Specification;

(b) any failure of Solvay to manufacture the Bulk Drug Substance in accordance with Applicable Laws, including without limitation GMPs; and

(c) infringement of any third party intellectual property right relating to the manufacture, use or sale of Bulk Drug Substance supplied by Solvay, but not to omiganan pentahydrochloride independent of its manufacture;

provided that Cadence gives prompt notice to Solvay of any such claim or action, offers to give Solvay sole control and authority with respect to the defense and settlement of such claim or action to Solvay, assists Solvay if requested by Solvay at Solvay’s expense in defending such claim or action, and does not compromise or settle such claim or action without Solvay’s prior written consent. Solvay shall not accept any settlement which imposes liability on Cadence not covered by this indemnification or restrictions on Cadence without Cadence’s prior written consent, which consent shall not be unreasonably withheld or delayed.

11.3 Limitation of Liability Except for Solvay’s obligations under Articles 11.2(c) and 11.4 and other than for fraudulent misrepresentation, death or personal injury caused by Solvay’s negligent or willful acts, Solvay’s liability to Cadence under this Agreement shall be limited to #####. Neither Party shall be liable to the other for indirect, incidental or consequential damages (except for breach of confidentiality obligations hereunder) arising out of any of the terms or conditions of this Agreement or with respect to its performance.

11.4 Recalls

(a) Cadence shall have the complete and sole authority to voluntarily initiate a recall of the Drug Product. In the event that Cadence should be required or should voluntarily decide to initiate a recall, Drug Product withdrawal, or field correction of the Drug Product, Solvay shall reasonably assist in the investigation to determine the cause and extent of the problem.

(b) Solvay shall indemnify and hold Cadence harmless from the costs of Bulk Drug Substance recalled and up to ##### U.S. dollars ($##### U.S.) for any out-of-pocket expense relating to implementation of a recall of any batch of Bulk Drug Substance supplied by Solvay due to failure to meet the warranties set forth in Article 13.1 below. For purposes of this Agreement, the expenses of recall shall be the expenses related to communications and meetings with all required regulatory agencies, of notification and destruction or return of the recalled Bulk Drug Substance, and any costs directly associated with the distribution of replacement Bulk Drug Substance including expenses of replacement Drug Product, the cost of notifying customers and costs associated with shipment of recalled Drug Product from customers and shipment of an equal amount of replacement Drug Product to those customers. Cadence shall have the right to control the arrangement of any recall, and Solvay shall cooperate with Cadence as requested in implementing such recall.

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11.5 Exclusivity

Solvay shall not engage in, or enable any third party to engage in, any development, commercialization, licensing, manufacturing, marketing or sales activity with respect to any Omiganan Drug Substance, including the Bulk Drug Substance (or to any drug product made therefrom), or to the application of Solvay Technology or the Licensed Process to the foregoing, without Cadence’s prior written consent, except as expressly provided in this Agreement, the License Agreement, and any further agreement between the Parties.

The foregoing obligation of Solvay shall not apply:

(a) following the termination of the Cadence-Migenix Agreement, and

(b) during the term of the Cadence-Migenix Agreement, to any contract or arrangement for the manufacture of Omiganan Drug Substance, including Bulk Drug Substance, for use or sale outside the Territory or inside the Territory but outside the Field between Solvay and (i) Migenix or any Affiliate of Migenix, and (ii) any licensee of Migenix or of any Affiliate of Migenix; provided, however, that Solvay certifies to Cadence, and gives Cadence written notice within thirty (30) days following the execution of any such contract, that any such contract complies with the limitations set forth in this Sub-Clause 11.5.

12 -	CONFIDENTIALITY

12.1 Cadence confidentiality obligations

Cadence shall (i) take the same steps to protect the confidentiality of Solvay’s Confidential Information as it takes to protect its own proprietary and confidential information of a similar nature (but not less than with reasonable care), (ii) not disclose the same to any third party except as authorized according to the provisions of Sub-Clause 12.3, (iii) not use the same for any purpose other than as explicitly permitted under this Agreement, (iv) confine the access to the same to only those employees designated by Cadence having a need to know such information for the production and commercialization of Drug Product containing Bulk Drug Substance purchased from Solvay, and (v) be responsible for any violation of Cadence’s confidentiality and restricted use obligations hereunder by such employees.

12.2 Solvay confidentiality obligations

Solvay shall (i) take the same steps to protect Cadence’s Confidential Information, as it takes to protect its own proprietary and confidential information of a similar nature (but not less than with reasonable care), (ii) not disclose the same to any third party except as authorized according to the provisions of Sub-Clause 12.3, (iii) not use the same for any purpose other than as explicitly permitted under this Agreement, (iv) confine the access to the same to only those employees having a need to know such information for such permitted purposes, and (v) be responsible for any violation of Solvay’s confidentiality and restricted use obligations hereunder by such employees.

12.3 Authorized Disclosures

12.3.1 Each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, or complying with applicable governmental regulations, in particular Cadence shall be entitled to disclose that part of Solvay’s Confidential Information to governmental agencies such as the US Food and Drug Agency and its equivalents, as required to obtain appropriate regulatory approvals for the production and commercialization of Drug Products containing Bulk Drug Substance purchased from Solvay.

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To make any such disclosure of the other Party’s Confidential Information, the Party so required to make such disclosure shall, except where impracticable for necessary disclosures for example in the event of medical emergency, give reasonable advance notice of such disclosure requirement to the other Party and shall use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

12.3.2 Solvay shall be entitled to disclose to its subcontractors and equipment suppliers that part of Cadence’s Confidential Information which is necessary for them to perform their activities, such as analyzing Bulk Drug Substance or any intermediate product produced through the Licensed Process, or designing or constructing any equipment suitable for such analysis or such production, provided such subcontractors and equipment suppliers are beforehand obligated to confidentiality, non-disclosure and restricted use obligations similar to Solvay’s obligations under Sub-Clause 12.2.

12.4 Exceptions

The obligations under Sub-Clauses 12.1 and 12.2 shall not apply to that part of information which the receiving Party can demonstrate:

(i)	was in the public domain prior to its disclosure by the other Party,

(ii) has entered the public domain after its disclosure by the other Party through no fault of the receiving Party,

(iii) was in possession of the receiving Party prior to direct, or indirect, disclosure by the other Party, or

(iv) has been received by the receiving party from a third party giving reasonable evidence of its lawful possession and not imposing an obligation of confidentiality.

Information shall not be deemed to be within the above exceptions merely because such information is embraced by more general information within any of such exceptions. Further, any combination of features shall not be deemed to be within such exceptions merely because individual features are within any of such exceptions, but only if the combination itself and its principle of operation or utility are in like form within any such exception.

12.5 Duration

The obligations of confidentiality, non disclosure and restricted use contemplated by this Clause 12 shall remain in force for ##### years after the expiration, or termination for whatever cause, of this Agreement.

13 -	WARRANTIES

13.1 Mutual Representations and Warranties

Each Party hereby represents and warrants to the other Party that, to the best of its knowledge, this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, and that the execution, delivery and performance hereof, by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

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13.2 Solvay Warranties

Solvay represents and warrants to Cadence as follows:

(a) Solvay represents and warrants that it is entitled to grant the license and rights under Sub-Clause 2.1.2 and that Solvay has not granted, and during the term of this Agreement will not grant, any right relating to Solvay Technology to any third party that would conflict with the license and rights granted hereunder. Solvay further represents that to the best of its present knowledge, (i) the Solvay Patents cover patentable inventions and are valid and enforceable, and (ii) the Licensed Process and Solvay Know-How can be practiced by Solvay and licensed to Cadence as set forth herein without infringing the rights of any third party other than the rights embodied in the Cadence Patents that are licensed to Solvay hereunder.

(b) Solvay shall comply with all manufacturing instructions and the Specification, including quality control standards provided in accordance with this Agreement;

(c) Solvay shall produce Bulk Drug Substance in accordance with the Quality Agreement and Applicable Laws, including, without limitation GMPs;

(d) Upon delivery of Bulk Drug Substance to the carrier, Bulk Drug Substance shall be in conformity with the Specification and with the United States Food, Drug and Cosmetic Act (providing, inter alia, that the Bulk Drug Substance shall not be adulterated or misbranded or otherwise of a nature which may not be introduced into United States interstate commerce), and such other equivalent laws of the European Union (and to the extent applicable, of the European Union Member States) and such other country as may be agreed upon by the Parties;

(e) Solvay is a corporation in good standing under the laws of the jurisdiction of its organization and authorized to do business wherever necessary to fulfill the terms and conditions of this Agreement;

(f) Solvay has the full power and authority to execute and deliver this Agreement and, together with its Affiliates, perform its covenants, duties and obligations described in this Agreement;

(g) neither the execution or delivery of this Agreement nor the performance of Solvay’s covenants, duties and obligations under this Agreement shall result in a breach or default under the terms of any contract, or agreement to which Solvay is a Party;

(h) Solvay is not a Party to, nor to Solvay’s knowledge as of the Effective Date is Solvay threatened with, any legal or equitable action or proceeding before any court, arbitrator, administrative agency or other tribunal which is reasonably likely to adversely affects its ability to execute and deliver this Agreement or fully and timely perform its covenants, duties and obligations described in this Agreement;

(i) Solvay has obtained and continuously maintained all permits, authorizations and licenses necessary for the conduct of Solvay’s businesses as of the Effective Date;

(j) Neither Solvay, nor its subcontractors, nor any members of their respective staffs, are or shall have been, at the time of performance of any activities in connection with the manufacture of Bulk Drug Substance or other activities hereunder: (1) disqualified or debarred by the FDA or any other Governmental Authority for any purpose pursuant to 21 U.S.C. § 355a or any foreign counterparts thereof, or (2) charged with or convicted under United States federal law or foreign counterparts thereof for conduct relating to the development or approval of, or otherwise relating to the regulation of, any drug product under the Generic Drug Enforcement Act of 1992 or any other relevant or comparable statute, law or regulation of the United States or any other government;

(k) Solvay has and shall continue to follow, comply with and adhere to Applicable Laws necessary for the conduct of Solvay’s business; and

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(l) this Agreement is the valid, legal and binding obligation of Solvay, enforceable in accordance with its terms.

13.3 Cadence Warranties

Cadence represents and warrants to Solvay as follows:

(a) Cadence represents and warrants that it is entitled to grant the license and rights under Sub-Clause 2.1.2 and that Cadence has not granted, and during the term of this Agreement will not grant, any right relating to Cadence Technology to any third party which would conflict with the license and rights granted to Solvay hereunder.

(b) Cadence is a corporation in good standing under the laws of the jurisdiction of its organization and authorized to do business wherever necessary to fulfill the terms and conditions of this Agreement;

(c) Cadence has the full power and authority to execute and deliver this Agreement and perform its covenants, duties and obligations described in this Agreement;

(d) Cadence has obtained and continuously maintained all permits, authorizations and licenses issued by all federal, state and local governmental agencies and authorities necessary for the conduct of Cadence’s businesses as of the Effective Date; and

(e) Cadence has and shall continue to follow, comply with and adhere to all Applicable Laws necessary for the conduct of Cadence’s business; and

(f) this Agreement is the valid, legal and binding obligation of Cadence, enforceable in accordance with its terms.

13.4 NO OTHER WARRANTIES. THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT AND THE LICENSE AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

14 -	Infringement / Third Party Claims

14.1	Infringement of Solvay Patents.

Each Party shall promptly notify the other Party of any infringement by a third party of any Solvay Patent of which it is aware, and shall use reasonable efforts to provide evidence of such infringement that may be available to the notifying Party (without any obligation or duty to seek or obtain such evidence). The costs of any action that Solvay may, in its own discretion, elect to take to abate the infringement, or to bring any suit or action for infringement of the Solvay Patents, shall be borne by Solvay, and any amount recovered shall be owned by Solvay.

14.2 Defense and Settlement of Third Party Claims.

If a third party asserts that a patent or other right owned by it is infringed by the manufacture, use or sale of Bulk Drug Substance made by Solvay or products made from such Bulk Drug Substance, by reason of the use of Solvay Technology in the manufacture of such Bulk Drug Substance, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim and the related facts in reasonable detail. Cadence agrees to investigate the situation fully in collaboration with Solvay,

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and the Parties agree to discuss how best to control the defense of any such claim. In the event the Parties agree that Solvay is best positioned to defend any such claim, but Solvay declines to do so, Cadence shall have the right, but not the obligation, to control such defense, and Solvay shall have the right to be represented separately by counsel of its own choice at its own cost.

15 -	GENERAL PROVISIONS

15.1 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of England and Wales, except (a) that no conflict of laws provision shall be applied to make the laws of any other jurisdiction applicable to this Agreement, and (b) the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

15.2 Arbitration

The Parties shall attempt in good faith to resolve amicably all disputes resulting from, concerning the validity of, or arising in connection with, this Agreement prior to initiating arbitration proceedings. Any such dispute which is not settled amicably by the Parties through such good faith attempts shall be finally settled under the rules of arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with such rules. The arbitration shall be held in London, England. The proceedings and award shall be in the English language, and all documentary evidence not in English shall be submitted with an English translation. The decision and/or award rendered by the arbitrators shall be written (specifically stating the arbitrators’ findings of facts as well as the reasons upon which the arbitrators’ decision is based). The Parties agree that the decision of the arbitrators shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrator(s). Any decision of the arbitrators may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement. Pending the establishment of the arbitral tribunal or pending the arbitral tribunal’s determination of the merits of the controversy, either Party may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights or property of that Party.

15.3 Assignment

Neither Party hereto shall, without prior written consent of the other Party, assign this Agreement and the rights and obligations hereunder, in whole or in part, except that, upon thirty (30) days prior written notification,

15.3.1 Solvay may assign its rights and obligations under this Agreement in whole or in part, without the prior written consent of Cadence, (i) to any Affiliate of Solvay, or (ii) in connection with the sale, merger or transfer of substantially all of the stock or assets of SOLVAY SA or the sale, merger or transfer of substantially all of the interests in or the assets of Peptisyntha S.A., to any party who meets financial and ethical standards generally acceptable within the pharmaceutical industry, provided such Affiliate or assignee, as the case may be, agrees to be bound by the terms of this Agreement; and

15.3.2 Cadence may assign its rights and obligations under this Agreement in whole or in part, without the prior written consent of Solvay, (i) to any Affiliate of Cadence, or (ii) in connection with the sale, merger, licensing or transfer of all or substantially all of the assets of Cadence relating to Omiganan Drug Substance to any third party who meets financial and ethical standards generally acceptable within the pharmaceutical industry, provided such Affiliate or assignee, as the case may be, agrees to be bound by the terms of this Agreement.

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15.4 Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

15.5 Entire Agreement

This Agreement together with the License Agreement and the Quality Agreement is the entire agreement between the Parties and shall terminate and supersede any prior written or oral promises or representations between the Parties not incorporated herein, including the Confidentiality Agreement and the Letter of Intent, which shall terminate on the Effective Date.

In the event of conflict between any provision of this Agreement and any provision of the License Agreement, the terms of the License Agreement shall prevail, except that this Agreement shall prevail in case the discrepancy relates to the supply of Bulk Drug Substance by Solvay. No amendment or modification of the terms of this Agreement shall be binding on either Party unless reduced to writing and signed by the respective authorized officers of the Parties.

15.6 Force Majeure

Neither Party shall be liable to the other for loss or damage, or, except as provided herein, have any right to terminate this Agreement by virtue of an occurrence which prevents, delays or interferes with the performance by a Party of any of its obligations hereunder, if such occurs by reason of any Act of God, flood, fire, explosion, casualty or accident, or war, revolution, civil commotion, acts of public enemies, blockage or embargo, or any law, order or proclamation of any government, strike or other labor trouble, failure of suppliers to deliver materials, equipment or machinery, interruption of or delay in transportation, or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such Party, if, and only if, the Party affected shall have used its best efforts to avoid such occurrence. In such an event, the Party affected shall notify the other and shall use its best efforts to perform its obligations as soon as possible.

15.7 Headings

All headings, titles and captions in this Agreement are for convenience only and shall not be of any force or substance.

15.8 Independent Contractors – Relationship of the Parties

Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. All activities by the Parties hereunder shall be performed by them as independent contractors. Neither Party shall incur any debts or make any commitments for the other Party, except to extent, if at all, specifically provided herein. No right, express or implied, is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trade mark of the other in connection with the performance of this Agreement. No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement, but this shall not affect any right or remedy of any third party which exists or is available other than under that Act.

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15.9 Insurance

Solvay shall secure and maintain in full force and effect throughout the term of this Agreement and for at least ##### years thereafter, public and private insurance in order to cover all bodily injuries, property damage and financial losses caused to third parties due to:

•	its activities for an amount of ##### dollars U.S. ($#####) per claim,

•	its products, works and services after completion for an amount of ##### dollars U.S. ($#####) per claim.

Upon Cadence’s request, Solvay shall provide Cadence with certificate of insurance for such coverages.

15.10 Notices

All notices and demands required or permitted to be given or made pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally or by given by facsimile transmission (return receipt requested), postage prepaid, or sent by express courier service, properly addressed to the address of the Party to be notified as shown below:

If to Solvay:

SOLVAY SA

Attention to: General Manager Solvay Peptides,

Rue de Ransbeek 310,

B-1120 Brussels, Belgium

Facsimile: 32-2-264.34.70

If to Cadence:

CADENCE PHARMACEUTICALS, INC.,

Attention to: Legal Department

12481 High Bluff Drive, Suite 200,

San Diego, California, 92130, USA

Facsimile: (858) 436-8510

or to such other address as to which either Party may notify the other. Any notice sent by facsimile transmission or telex shall be followed within twenty-four (24) hours by a signed notice sent by first class mail, postage prepaid.

15.11 Performance by Affiliates

The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates as specified in this Agreement, provided however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

15.12 Performance by Third Parties

The Parties recognize that Solvay may perform some or all of its manufacture and storage obligations under this Agreement through a third party, with the prior written consent of Cadence. Solvay shall remain responsible and be guarantor of the performance by third parties performing its obligations hereunder and shall cause such third parties to comply with the provisions of this Agreement in connection with such performance.

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15.13 Publicity

The Parties agree that any public announcement of the execution of this Agreement shall only be by one or more press releases mutually agreed to by the Parties. The failure of a Party to return a draft press release with its proposed amendments or modifications to such press release to the other Party within five (5) business days of such Party’s receipt of such press release shall be deemed as such Party’s approval of such press release as received by such Party.

Solvay and Cadence agree that, except as may otherwise be required by Applicable Laws, regulations, rules (including applicable rules of any public stock exchange), or orders, the terms and conditions of this Agreement and the transactions contemplated herein shall be confidential and shall not be made public by either Party without the prior written consent of the other. Notwithstanding the foregoing, either Party may disclose the terms and conditions of this Agreement and the transactions contemplated herein, under reasonable and customary obligations of confidentiality, to actual and potential investors, acquirers, licensees, licensors and others on a need to know basis.

This Section 15.13 shall not be construed to limit or prohibit either Party from making any disclosure required by Applicable Laws, regulations, rules (including applicable rules of any public stock exchange) or orders, and either Party may disclose information regarding this Agreement and the transactions contemplated herein that have previously been publicly disclosed. In any case, prior to any disclosing, the Party shall prepare for other Party’s approval a redacted version of this Agreement.

15.14 Severability

If any provision of this Agreement is determined to be illegal or unenforceable by any Court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail of its essential purpose. The Parties shall negotiate in good faith to replace any such illegal or unenforceable provisions with suitable substitute provisions which shall maintain as far as possible the purposes and the effect of this Agreement.

15.15 Waiver

Failure of either Party to insist upon strict observance of or compliance with any of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such observance or compliance with the other terms hereof, at that point in time or in the future.

15.16 Terms Respecting Migenix

(a)	The Parties contemplate that Migenix, its Affiliates and licensees may desire to obtain Bulk Drug Substance from Solvay. At the request of any of Migenix, its Affiliates and licensees, Solvay will use reasonable efforts to enter into a supply agreement (and corresponding license agreement) with each such requesting party for the supply of Bulk Drug Substance. As from the effective date of each supply agreement for Bulk Drug Substance that may be entered into between Solvay and Migenix, its Affiliates and licensees, Cadence shall grant, and hereby grants, to Solvay a perpetual, non-exclusive, worldwide and non-transferable (except as provided such supply agreement) license, without right to grant further sublicenses, under Cadence Technology, for the sole purpose of producing, having produced and using Bulk Drug Substance to supply Migenix and its Affiliates and licensees. Migenix and its Affiliates or licensees shall have the benefit of Section 7.5 of this Agreement as if Migenix were Cadence thereunder.

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(b)	For clarity, the failure of Migenix and Solvay to enter into a supply or license agreement, as contemplated under Sub-Clause 15.16(a), shall not be considered a material breach or default in the performance of any obligation, condition or covenant of this Agreement by Solvay, and shall thus not serve as the basis for the termination of this Agreement by Cadence under Sub-Clause 10.2(b).

(c)	References in this Section to the Cadence-Migenix Agreement means references to the form of such agreement provided to Solvay prior to the Effective Date. The rights of Migenix under this Agreement shall apply to any successor or assignee of Migenix. References to licensees of Migenix include sublicensees of Migenix.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective on the date first set forth above.

CADENCE PHARMACEUTICALS, INC.		SOLVAY SA

By:	/s/ Theodore R. Schroeder	By:	/s/ Vincent De Cuyper
	Theodore R. Schroeder		Vincent De Cuyper
Title:	President and CEO	Title:	Member of the Executive
Committee Solvay SA
General Manager of the Chemicals Sector

		By:	/s/ Jean-Michel Mesland
Jean-Michel Mesland
		Title:	Member of the Executive
Committee Solvay SA
General Manager for Research and Technologies

Appendix A: Bulk Drug Substance Price

Appendix B: Preliminary Bulk Drug Substance Specification

Appendix C: Quality Agreement between Peptisyntha and Cadence

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APPENDIX A

Bulk Drug Substance Price

The reference price for Bulk Product at the specification, per gram, FCA Solvay’s manufacturing facility, shall be:

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The unit price for Bulk Product for a specific Purchase Order shall be computed by multiplying the above- specified reference price by two corrective factors determined in the following manner:

•	Inflation correction factor:

Divide the value of the most recently published Producer Price Index “Total Market” published by the Belgian Ministry of Economy Index Service (www.statbel.fgov.be/indicators/opi_en.asp) as of the date of the relevant Purchase Order by the value of such Producer Price Index “Total Market” as of #####.

•	Exchange rate correction factor:

The reference prices for Bulk Drug Substance, above, are based upon an exchange rate of ##### USD($) per Euro(€). If, as of the date of a Purchase Order, the Exchange Rate is less than ##### or greater than #####, then subtract ##### from the Exchange Rate as of the date of the Purchase Order, multiply the result by ##### (#####), and then add ##### (#####) to that product to identify the factor. The “Exchange Rate” shall be the most recently published value, as of the date of the Purchase Order, of the amount in USD required to purchase one (1) EUR, as published in the Wall street Journal, New York Edition.

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APPENDIX B

Preliminary Specification

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APPENDIX C

Quality Agreement

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